Exhibit 8.3
Skadden, Arps, Slate, Meagher & Flom llp
155 NORTH WACKER DRIVE
CHICAGO, ILLINOIS 60606-1720

TEL: (312) 407-0700
FAX: (312) 407-0411
www.skadden.com
FIRM/AFFILIATE
OFFICES

BOSTON
HOUSTON
LOS ANGELES
NEW YORK
PALO ALTO
WASHINGTON, D.C.
WILMINGTON

BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SÃO PAULO
SHANGHAI
SINGAPORE
SYDNEY
TOKYO

November 3, 2011
Apartment Investment and Management Company
4582 S. Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
AIMCO Properties, L.P.
4582 S. Ulster Street Parkway
Suite 1100
Denver, Colorado 80237

Re:	Partnership Opinion
Ladies and Gentlemen:
     You have requested our opinion as to the status of Apartment Properties, L.P., a Delaware limited partnership (“AIMCO OP”), as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”) as of the date hereof.
     In connection with our opinion, you have provided us with certain representations and covenants of officers of AIMCO OP relating to, among other things, AIMCO OP’s income, organizational structure and other requirements, and the past, present and future conduct of AIMCO OP’s business operations. We have assumed that such statements, representations and covenants are true as of the date hereof, and will continue to be true, without regard to any qualification as to knowledge and belief. In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein. For purposes of our opinion, we have not assumed any responsibility for investigating or independently verifying the facts and representations set forth in such documents, the partnership agreements and organizational documents for each of the corporations, partnerships and limited liability companies

Apartment Investment and Management Company
AIMCO Properties, L.P.
November 3, 2011

in which AIMCO holds a direct or indirect interest (the “Subsidiaries”), or any other document, and we have not undertaken any independent review of such information. In particular, we note that AIMCO and AIMCO OP engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on AIMCO OP’s representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.
Our opinion is based on the correctness of the assumption that there have been no changes in the applicable laws of the State of Maryland or any other state under the laws of which any of the Subsidiaries have been formed. In rendering our opinion, we have also considered and relied upon the Code, the regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist as of the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). Any change which is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions herein. As the law in this area is unclear and not fully developed by way of judicial decisions or published authorities issued by the IRS, the conclusion expressed in this opinion is based on a reasoned analysis of the legal authorities. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.
     Based upon and subject to the foregoing, for U.S. federal income tax purposes we are of the opinion that AIMCO OP will be treated as a partnership for U.S. federal income tax purposes and not as an association or “publicly traded partnership” within the meaning of Section 7704(b) of the Code taxable as a corporation.
     Other than as expressly stated above, we express no opinion on any issue relating to AIMCO or to any investment therein.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP